FIRST AMENDMENT TO THE
RUBY TUESDAY, INC.
STOCK INCENTIVE PLAN

THIS FIRST AMENDMENT to the Ruby Tuesday Inc., Stock Incentive Plan is made on this 9th day of April, 2014 by Ruby Tuesday, Inc., a corporation duly organized and existing under the laws of the State of Georgia (the “Company”).

WHEREAS, the Company maintains the Ruby Tuesday, Inc. Stock Incentive Plan (the “Plan”), as amended and restated by indenture dated as of October 9, 2013, and as approved by the Company’s shareholders on the same date.

WHEREAS, the Company wishes to amend the Plan to allow the committee administering the Plan the authority to provide for a delegation of its award granting authority.

WHEREAS, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date indicated above, by deleting Section 2.3 in its entirety and by substituting therefor the following:

“2.3           Administration of the Plan.  The Plan shall be administered by the Committee.  The Board of Directors may from time to time remove members from or add members to the Committee.  Vacancies on the Committee shall be filled by the Board of Directors.

The Committee shall have full authority in its discretion to determine from among the eligible individuals of the Company or its affiliates to whom Stock Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan.  Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements or Stock Incentive Programs and to make all other determinations necessary or advisable for the proper administration of the Plan.  The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated).  The Committee’s decisions shall be final and binding on all Participants.  As to any matter involving a Participant who is not a “reporting person” for purposes of Section 16 of the Securities Exchange Act of 1934, the Committee may delegate to any member of the Board of Directors or officer of the Company the administrative authority:  (a) to grant Stock Incentives to eligible individuals of the Company and its affiliates, subject (i) to individual and aggregate quantitative limitations on the number of, or, in the case of cash-based Stock Incentives, the value of, Stock Incentives that may be granted pursuant to such delegated authority and (ii) to the requirement that all such exercises of the delegated authority be reported on a timely basis to the Committee; (b) to interpret the provisions of the Participant’s Stock Incentive Agreement and (c) to determine the treatment of Stock Incentives upon a Termination of Service, as contemplated by Plan Section 3.8.”

The provisions of this First Amendment shall become effective as of the date first set forth above.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of the day and year first above written.

RUBY TUESDAY, INC.

                       /s/ James J. Buettgen

By:           James J. Buettgen

Title:        Chairman, President, and Chief Executive Officer

Attest:

     /s/ Scarlett May

By:          /s/  Scarlett May

Title:       Senior Vice President,
Chief Legal Officer & Secretary

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